Exhibit 3.2

FOURTH AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

SIRVA, INC.

SIRVA, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on December 19, 1997, under the name NA Holding Corporation, filed a Certificate of Amendment on December 7, 1999 to change the name of the Corporation to Allied Worldwide, Inc., filed another Certificate of Amendment on March 7, 2002 to change the name of the Corporation to SIRVA, Inc., filed a Second Amended And Restated Certificate of Incorporation on November 10, 2003 and filed a Third Amended And Restated Certificate of Incorporation on July 18, 2014 to effectuate a stock split of its Common Stock.

2. This Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates, integrates and further amends the certificate of incorporation of the Corporation as heretofore amended and restated, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

3. The date of filing of this Fourth Amended and Restated Certificate of Incorporation is July 31, 2014 (the “Effective Time”).

4. The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “SIRVA, Inc.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 450.1 million shares, which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 450.0 million shares, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000 shares, par value $0.01 per share. The number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock, are as follows:

1. Voting. Except as otherwise provided by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.

2. Dividends. Holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

3. Liquidation. Holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section (B)(3), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C) Preferred Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock shall be as set forth in the Certificate of Designations, Preferences, and Relative, Optional and Other Special rights of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on March 17, 2011 and the Certificate of Amendment of Certificate of Designations, Preferences, and Relative, Optional and Other Special rights of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on March 27, 2013.

ARTICLE V

MANAGEMENT

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B) Election of Directors; Number of Directors. At each annual meeting, directors shall be elected to hold office until the next annual meeting and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present or represented at the meeting and entitled to vote thereon. The total number of directors constituting the Board shall be such number as may be fixed from time to time by resolution of the Board.

(C) Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

(D) Removal. Any or all directors of the Corporation may be removed from office, with or without cause, at any time by the affirmative vote of a majority of the remaining members of the Board or holders of a majority of the then outstanding voting stock of the Corporation then entitled to vote on the election of directors, voting together as a single class.

(E) Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

(A) Limited Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C) Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D) Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such proceeding the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, written agreement approved by the Board, vote of stockholders or disinterested directors or otherwise.

(F) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G) Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(H) The Corporation hereby acknowledges that any Covered Persons that are employees or affiliates of a Sponsor Investor or any of its respective affiliates (each, a “Sponsor Investor Covered Person”) have, or may in the future have, certain rights to indemnification, advancement of expenses and/or insurance provided by a Sponsor Investor or other persons or entities that, directly or indirectly, (i) are controlled by, (ii) control, or (iii) are under common control with, a Sponsor Investor (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Sponsor Investor Covered Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification or to provide insurance for the same expenses or liabilities incurred by the applicable Sponsor Investor Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the applicable Sponsor Investor Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation and the Bylaws (or any other agreement between the Corporation and the Sponsor Investor Covered Persons), without regard to any rights the Sponsor Investor Covered Persons may have against the Other Indemnitors (whether pursuant to this Certificate of Incorporation, the Bylaws or any other agreement between the Corporation and the Sponsor Investor Covered Persons, or law), and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all rights and claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Any insurance coverage provided, obtained or paid for by the Corporation, on the one hand, and any Other Indemnitor, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this section (H) of this Article VII. The Corporation shall use its reasonable best efforts to cause any insurance coverage policy contemplated by this section (H) of this Article VII and obtained by the Corporation to contain the same primary and secondary liability hierarchy as set forth in this section (H) of this Article VII. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of the Sponsor Investor Covered Persons with respect to any claim for which the Sponsor Investor Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Sponsor Investor Covered Persons against the Corporation. The Corporation and the Sponsor Investor Covered Persons agree that the Other Indemnitors are express third party beneficiaries of the terms of this section (H) of this Article VII.

For purposes of this Certificate of Incorporation, “Sponsor Investors” shall mean, collectively, Commercial Finance Services 1107, LLC, EGI Fund (08-10) Investors, L.L.C. and EGI Fund (11-13) Investors, L.L.C. and each of their respective affiliates (within the meaning of Section 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE VIII

STOCKHOLDER ACTION

(A) Any action required or permitted to be taken by the stockholders of the Corporation must be effected (i) at a duly called annual or special meeting of such holders or (ii) without a meeting by the written consent of such holders. Notwithstanding the foregoing, in the event the Sponsor Investors collectively beneficially own (as shall be determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) less than thirty percent (30.0%) of the then outstanding shares of the Common Stock, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders, unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders.

(B) Except as otherwise required by law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board or (2) by the Secretary of the Corporation upon the written request of the holders of record of at least fifteen percent (15%) of the issued and outstanding Common Stock (the “Requisite Percent”).

(C) Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws. In order for a special meeting upon stockholder request (a “Stockholder Requested Special Meeting”) to be called pursuant to clause (ii) of section (B) of this Article VIII, the requesting stockholders must comply with the following provisions:

(i) one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of record holders of Common Stock (or their duly authorized agents) and must be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested; provided, however, that no Stockholder Requested Special Meeting shall be called pursuant to any Special Meeting Request unless one or more Special Meeting

Requests relating to such meeting constituting the Requisite Percent have been delivered to the Secretary in compliance with all of the requirements of this Section C of this Article VIII within forty-five (45) days of the earliest dated Special Meeting Request in respect of such Stockholder Requested Special Meeting. The Special Meeting Request(s) shall furnish such information as is required pursuant to any undertaking delivered pursuant to Section 1.11 of the Bylaws. Any requesting stockholder may revoke his Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If a Special Meeting Request is made that complies with this Section (C) of this Article VIII and all other applicable sections of this Certificate of Incorporation or the Corporation’s Bylaws, the Board may (in lieu of calling the Stockholder Requested Special Meeting) present a Similar Item (as defined below) for stockholder approval at any other meeting of stockholders that is held within one hundred twenty (120) days after the Corporation receives such Special Meeting Request.

(ii) The Secretary shall not be required to call a special meeting pursuant to a Special Meeting Request if (a) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (c) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within one hundred twenty (120) days prior to receipt by the Corporation of such Special Meeting Request (and, for purposes of this clause (c), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of Directors), (d) the Board calls an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with the last sentence of Section (C)(1) of this Article VIII, (e) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (f) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.

(iii) Except as provided in the next sentence, any special meeting shall be held at such date and time as may be fixed by the Board in accordance with the Bylaws and in compliance with the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place as shall be provided in the notice of such meeting, and the record date for stockholders entitled to notice of and to vote at such meeting shall be determined in accordance with paragraph D of Section 1.11 of the Bylaws; provided that, except as otherwise provided herein or in the Bylaws, the date of any Stockholder Requested Special Meeting shall be not more than 90 days after the Secretary’s receipt of Special Meeting Request(s) constituting the Requisite Percent made in compliance with this Article VIII and all other applicable sections of this Certificate of Incorporation.

(iv) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the valid Special Meeting Request(s) signed by the Requisite Percent of record holders of Common Stock; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any Stockholder

Requested Special Meeting. If none of the stockholders who submitted the Special Meeting Request appears at or sends a qualified representative (as defined in Section 1.11 of the Corporation’s Bylaws) to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting.

(v) Except as otherwise provided by law, in the case of a Stockholder Requested Special Meeting, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article VIII, and (ii) if any proposed nomination or business was not made or proposed in compliance with this this Article VIII, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

ARTICLE IX

SECTION 203 OF THE DGCL

(A) The Corporation shall not be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least a majority of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C) For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the first paragraph of this Article IX is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this section (C)(3)(iii) of this Article IX shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in section (C)(3)(i)-(iv) above of this Article IX) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include, any Sponsor Investor, any Sponsor Investor Direct Transferee, any Sponsor Investor Indirect Transferee or any of their respective affiliates or successors or any group, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Sponsor Investor Direct Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from a Sponsor Investor or any of such Sponsor Investor’s affiliates or successors or a “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.

(7) “Sponsor Investor Indirect Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Sponsor Investor Direct Transferee or any other Sponsor Investor Indirect Transferee, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.

(8) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of section (C)(8)(ii) above of this Article IX), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(9) “person” means any individual, corporation, partnership, or unincorporated association or other entity.

(10) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Subject to applicable law, the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.

ARTICLE XII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV

CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and a Sponsor Investor, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to such Sponsor Investor or any of its managers, officers, directors, agents, stockholders, members, partners, employees, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that any such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. Neither the alteration, amendment, addition to or repeal of this Article XIV, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed this     st day of July, 2014.

SIRVA, INC.

By:
Name:
Title: